Exhibit 10.2

Execution Copy
EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”), effective as of the date specified in Section 1 below, is by and between Plains All American GP LLC (the “Company”) and Harry N. Pefanis (“Pefanis” or the “Employee”). The Company and the Employee are at times referred to collectively as “the Parties.” For purposes of this Agreement, the term “Company Group” means Plains GP Holdings, L.P. (“PAGP”), PAA GP Holdings LLC (“GP Holdings”), the Company and all of the entities over which the Company has or exercises direct or indirect control, including Plains All American Pipeline, L.P. and its subsidiaries.

WITNESSETH

WHEREAS, Pefanis is currently President of the Company and has served as an officer of the Company and its predecessors for over 25 years;

WHEREAS, Pefanis and the Company are parties to that certain Amended and Restated Employment Agreement dated as of the 30th day of June, 2001, as modified by Waiver Agreements dated August 12, 2005, December 23, 2010 and October 21, 2013 and by Amendments dated December 4, 2008 and August 15, 2019 (as modified and amended, the “Prior Agreement”);

WHEREAS, in connection with his planned retirement and as approved by the Board of Directors of GP Holdings (the “Board”) in connection with the Company’s long-term succession plan, effective as set forth herein Pefanis intends to (i) resign from his position as President of the Company and from any other positions he currently holds as an officer of any entities that are a part of the Company Group, and (ii) continue his employment with the Company as a Senior Advisor to the Chief Executive Officer (“CEO”) of the Company;

WHEREAS, the Prior Agreement will terminate upon the resignation of Pefanis as President; and

WHEREAS, the Company and Pefanis desire to enter into this Agreement, which sets forth their mutual agreement and understanding related to the continued employment of Pefanis and certain related matters as set forth herein.

NOW, THEREFORE, in consideration of the covenants and conditions herein contained, the Parties agree as follows:

1.Employment; Prior Agreement.

(a)Effective June 1, 2025 (the “Effective Date”) and subject to the terms hereof, Pefanis hereby (i) resigns his position as President of the Company and as an officer of all other entities that are part of the Company Group, and (ii) continues his employment with the Company as a Senior Advisor to the CEO. During the Term (as defined below), Pefanis agrees to devote such time and energy as may be reasonably necessary to perform the duties and responsibilities requested by the CEO of the Company.

(b)The Parties acknowledge and agree that the Prior Agreement shall terminate upon the Effective Date and be of no further force and effect, and that this Agreement shall govern the duties, obligations and rights of the Parties with respect to Pefanis’ employment by the Company from and after June 1, 2025.

2.Term. The term of Pefanis’ employment with the Company pursuant to this Agreement (the “Term”) will commence on June 1, 2025 and will terminate on the date of the PAGP 2028 Annual Meeting; provided, however, that (a) Pefanis may terminate his employment with the Company as of any date prior to the date of the PAGP 2028 Annual Meeting by giving written notice to the Company at least two weeks prior to the effective date of such termination, (b) at the direction of the Board, the Company may terminate Pefanis’ employment with the Company as of any date prior to the date of the PAGP 2028 Annual Meeting by giving written notice to Pefanis at least two weeks prior to the effective date of such termination, and (c) Pefanis’ employment relationship with the Company shall automatically terminate in the event of his death. The date as of which the employment relationship terminates shall constitute the “Termination Date” for purposes hereof.

3.Compensation and Benefits.

(a)Commencing June 1, 2025, Pefanis shall be paid a monthly salary that equates with an annual payment of $325,000, payable semi-monthly in cash for so long as Pefanis is employed by the Company under the terms of this Agreement. During the Term, Pefanis shall remain eligible to participate in all employee benefit plans generally available to employees of the Company (including, without limitation, all health and medical benefit plans).

(b)Pefanis will be entitled to receive prompt reimbursement for all reasonable expenses, including travel and entertainment expenses, incurred by him during the Term in connection with (i) his service as Senior Advisor to the CEO as contemplated hereunder, (ii) his prior service as President of the Company pursuant to the Prior Agreement, and (iii) the provision by Pefanis of any assistance with litigation or investigations as contemplated by Section 6 hereof; it being specifically agreed that such reimbursement obligation shall cover and include any costs or expenses incurred by Pefanis for private aviation services associated with travel on Company related business.
(c)The Company will provide Pefanis with a private office, parking space, electronic equipment, administrative support and such other facilities and services as reasonably necessary for Pefanis to adequately and efficiently perform services hereunder and that are comparable to similar services, support and facilities provided to Pefanis under the Prior Agreement; provided, however, it is understood and agreed that the Company shall not be obligated to provide dedicated administrative support to Pefanis, but will provide non-dedicated administrative support to Pefanis as needed in connection with the performance of his duties hereunder. Within 30 days following the expiration of the Term, Pefanis shall return all keys, access badges and Company credit cards to the Company; provided, however, that Pefanis shall be entitled to retain any computers, iPhones, iPads, printers, monitors and similar Company issued equipment used by him in connection with this employment (with Company data and software to be removed by the Company).

4.Indemnity. Notwithstanding anything herein to the contrary, Pefanis shall remain a full beneficiary with respect to any obligation of any member of the Company Group (as such obligation exists as of the Effective Date with respect to active officers and employees of such member) to indemnify, keep well and hold harmless or similarly protect Pefanis against third-party claims.

5.Confidentiality Obligations. Pefanis acknowledges and agrees that the confidentiality and non-disclosure obligations set forth in Section 6 of the Prior Agreement are incorporated herein by reference and shall remain in full force and effect during the Term and for a period of one year following the Termination Date.

6.Cooperation with Litigation. Pefanis agrees to render reasonable assistance to the Company in connection with any litigation or investigation relating to the business of the Company Group. Such assistance shall include, but not be limited to, attending meetings, assisting with discovery responses, giving depositions and making court appearances. The Company shall use commercially reasonable efforts to schedule such assistance at times and places that do not present scheduling issues for Pefanis. The Parties agree that Pefanis shall render the first 50 hours of assistance pursuant to this Section 6 in exchange for the consideration described in Section 3 hereof; provided, however, that with respect to any assistance provided by Pefanis pursuant to this Section 6 in excess of 50 hours, the Company and Pefanis shall agree upon reasonable and appropriate consideration to be paid by the Company to Pefanis.

7.COBRA Payments. The Company will, after the Termination Date, reimburse Pefanis for all costs of maintaining health insurance benefits for Pefanis and his family under, and for the maximum time period allowed by, COBRA at such time; provided, however, that such reimbursement obligation shall not extend beyond the first to occur of (i) the first date on which both Pefanis and his spouse become eligible to receive benefits under Medicare, or (ii) the date that is 18 months following the Termination Date.

8.Amendment; Governing Law; Jurisdiction. This Agreement supersedes any and all oral agreements and can only be modified by the Parties in a writing signed by both Parties expressly stating a specific intent to modify this Agreement. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Texas. The Parties hereby submit to the exclusive jurisdiction of the state courts of Texas, located in Harris County.
9.Section 409A Compliance. This Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements of Section 409A of the Internal Revenue Code and applicable Internal Revenue Service guidance and Treasury Regulations issued thereunder (“Section 409A”). If the Parties determine that any payments or benefits to be made or provided hereunder do not comply with Section 409A, the Parties agree to interpret or amend this Agreement or take such other actions as reasonably necessary or appropriate to either (i) remove such payments or benefits from the ambit of Section 409A or (ii) render such payments or benefits compliant thereunder, in any case while preserving to the extent possible the economic agreement of the Parties. Notwithstanding any provision in this Agreement to the contrary, if any payment or benefit provided for herein would be subject to additional taxes and interest under Section 409A if the Employee’s receipt of such payment or benefit is not delayed until the Section 409A Payment Date, then such payment or benefit shall not be provided to the Employee (or the Employee’s estate, if applicable) until the Section 409A Payment Date. The term “Section 409A Payment Date” means the earlier of (a) the date of the Employee’s death or (b) the date that is six months after the date of the Employee’s separation from service with the Company (as determined in accordance with Section 409A).
10.Notices. For purposes of this Agreement, notices and all other communications shall be in writing and shall have been duly given when personally delivered or when mailed by United States certified or registered mail, or transmitted electronically, addressed as follows:
If to the Company:
            Plains All American GP LLC
            333 Clay Street, Suite 1600
            Houston, Texas 77002
Attention: Jim Tillis, VP - Human Resources
Telephone:    713-646-4173
Facsimile:    713-646-4641
E-mail:        jim.tillis@plains.com

With a copy to:

Plains All American GP LLC
            333 Clay Street, Suite 1600
            Houston, Texas 77002
Attention: Richard K. McGee, General Counsel
Telephone:    713-652-3655

E-mail:        Richard.mcgee@plains.com
With a copy to:    corplegalnotices@plains.com

If to the Employee:
            Harry N. Pefanis
[address]
Telephone:    [phone]
Email:        harry.pefanis@plains.com

11.    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

__________________________________
    Harry N. Pefanis

PLAINS ALL AMERICAN GP LLC

By:    ________________________________
    Richard McGee
Executive Vice President